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                                                                    EXHIBIT 12.1

NGC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ IN 000'S)
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
                                                                             YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------
                                                            1997           1996         1995          1994        1993
                                                         ---------       --------      -------      -------      -------
Computation of Earnings:
  Pre-tax income (loss) from continuing operations       $(149,895)      $169,645      $65,234      $44,105      $46,776
  Undistributed income from equity investees                 4,073         21,729        9,169        3,803           --
                                                         ---------       --------      -------      -------      -------
    Computed Earnings (Loss)                              (153,968)       147,916       56,065       40,302       46,776
                                                         ---------       --------      -------      -------      -------
Fixed Charges:
  Interest costs:
    Expensed                                                63,455         46,202       34,475        1,114          642
    Capitalized                                              8,800          1,200        1,028           --           --
  Minority interest in income of a subsidiary                9,841             --           --           --           --
  Amortization of financing costs                              943            772        1,132        1,267        1,130
  Amortization of Premium                                   (6,768)        (4,892)      (3,216)          --           --
  Rental expense representative of interest factor          13,572          4,171        3,719          955          801
                                                         ---------       --------      -------      -------      -------
      Total Fixed Charges                                   89,843         47,453       37,138        3,336        2,573
                                                         ---------       --------      -------      -------      -------
Earnings Before Income Taxes and Fixed Charges           $ (72,925)      $194,169      $92,175      $43,638      $49,349
                                                         =========       ========      =======      =======      =======
Ratio of Earnings to Fixed Charges                              (a)          4.09         2.48        13.08        19.18
                                                         =========       ========      =======      =======      =======
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(a) Earnings are inadequate to cover fixed charges for the year ended December
    31, 1997, by approximately $72.9 million.